Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Waitr Holdings Inc. of our report dated August 31, 2018, appearing the Definitive Proxy Statement filed with the Securities and Exchange Commission on November 1, 2018, relating to the consolidated financial statements of Waitr Incorporated as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the Prospectus/Offer to Exchange, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, CA

January 25, 2019